HEOP March 31, 2008 results

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200

Heritage Oaks Bancorp First Quarter Profits Increase to $1.7 Million,
Core Deposits climb 45% and Strong Asset Quality Continues

Paso Robles, CA - April 24, 2008 - Heritage Oaks Bancorp (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today reported that continued loan growth and aggressive deposit re-pricing, contributed to increased profits for the quarter ended March 31, 2008. In the first quarter net income increased 11% to $1.7 million, or $0.22 per diluted share, compared to $1.5 million, or $0.23 per diluted share, in the first quarter of 2007. The decrease in earnings per share is related to the October 2007 acquisition of Business First National Bank (“Business First”) of Santa Barbara, in which, Heritage Oaks Bank issued 850,213 shares, resulting in a 13% increase in the number of average diluted shares outstanding compared to the first quarter of 2007.

“Following the acquisition of Business First in October 2007, we have been focusing our resources on reshaping the balance sheet of our combined organization and integrating our core processing systems. The results of those efforts are evident with our profit growth during the first quarter,” stated Lawrence P. Ward, President and CEO. “Although the current economic environment is very difficult for the entire banking industry, the Company is poised to address these uncertain times from a position of strength with capital levels at “well capitalized.” Asset quality continues to be our driving focus as we work to identify any and all weakness within our loan portfolio. At this time, asset quality remains acceptable and we continue to benefit from a well diversified loan portfolio that is balanced with commercial real estate and commercial loans. The liability side of our balance sheet is well positioned with DDA, NOW, Savings and Money Market core accounts representing 78% of our total deposits. .We are continuing to build a strong platform for growth in the attractive Central Coast markets.”

First Quarter 2008 Highlights:

•	Net income increased 11% to $1.7 million, or $0.22 per diluted share.

•	Net interest income climbed 30% to $9.1 million.

•	Asset quality remained strong, with non-performing assets at 0.20% of total assets.

•	Core deposits increased 45% over a year ago, and represent 78% of total deposits.

•	Gross loans grew 37% to $640 million.

•	Net interest margin was 5.33%, unchanged from 4Q07 and only a 33 basis point decrease from 5.66% in 1Q07.

Balance Sheet

“Our strategy of funding loans with our variable interest rate money market account is proving to be very successful. Consequently, savings, NOW and money market balances have climbed 78% and total deposits increased 33% since the end of March 2007,” said Ward. “Additionally, these deposits vary with market rate changes, and are a much more complementary funding source for our primarily floating rate loan portfolio than time deposits.”

Total deposits grew 33% to $590 million at March 31, 2008, compared to $445 million a year earlier. The Business First acquisition accounts for approximately 23% of total deposit growth on a year over year basis. Core deposits increased 45% to $459 million at March 31, 2008, compared to $316 million a year ago, and now represent 78% of total deposits. “We chose to call and not renew approximately $8.7 million and $2.1 million, respectively, of brokered certificates of deposit during the quarter, which were at an average rate of 5.4%. This resulted in slower deposit growth compared to the linked quarter, however, our retail deposit growth for the quarter was very encouraging,” added Ward. Heritage Oaks increased its Federal Home Loan Bank (FHLB) borrowings by $63.5 million during the first quarter of 2008 to fund its loan growth. FHLB borrowings were a significantly lower cost funding source than funding loan growth with brokered CD, balance sheet CDs or higher interest rate money market account balances. This strategy allowed us to maintain our net interest margin at 5.33%, equal to the fourth quarter of 2007.

HEOP March 31, 2008 results

Net loans grew 37% to $632 million at March 31, 2008, from $460 million a year earlier. The Business First acquisition accounts for approximately 35% of total net loan growth on a year over year basis. “The loans added from Business First are primarily real estate loans, all of which have undergone a thorough due diligence by both our external credit review firm and our internal credit department. At March 31, 2008, the loans acquired from Business First that are non-performing represent only 0.03% of total assets,” added Ward.

Total assets increased 32% to a record $761 million at March 31, 2008, compared to $579 million a year earlier.

Asset Quality

Non-performing assets totaled $1.5 million, or 0.20% of total assets at March 31, 2008, compared to $145,000, or 0.03% of total assets a year earlier.

Loans on non-accrual status totaled $1.5 million and $338,000 at March 31, 2008 and December 31, 2007, respectively. At March 31, 2008, non-performing loans consisted of twelve loans to nine clients. A description of these loans is as follows: two loans that are less than $20 thousand each are paying as agreed, one loan for approximately $255 thousand that is real estate secured has a Loan To Value (LTV) of < 65% and is current, two loans for approximately $250 thousand that are in foreclosure with no anticipated loss, six loans for three clients with total loan balances of approximately $1 million are currently on the books for their assessed value and are being closely monitored for any deterioration, and one government guaranteed loan of less than $14 thousand is in the process of collection on the guarantee. At this time, Management believes that there may be some loss potential in the non-performing assets, however, not of a substantial amount. Interest income that would have been recognized on non-accruing loans if they had performed in accordance with the terms of the loans was approximately $31 thousand and $65 thousand at March 31, 2008 and December 31, 2007, respectively.

Heritage Oaks Bank has increased its allowance for loan losses to $6.3 million, or 0.99% of total loans at March 31, 2008, compared to $4.3 million, or 0.92% of total loans at March 31, 2007. Approximately $1.4 million of the increase is attributable to the credit from the purchase of Business First. “Management is aggressively monitoring the entire loan portfolio to identify areas of deterioration and to that end, we are experiencing an increase to the internal watch and classified list,” said Ward. “While there is no guarantee that the Bank will not experience an increase in non-performing loans, historically the Bank has been able to work through impaired credits with minimal net charge off history. Given the economic environment of the banking industry, we will take a proactive stance on loan deterioration and add to our reserves as Management deems appropriate throughout the rest of 2008.”

Heritage Oaks Bank has no direct exposure to the subprime mortgage lending.

Operating Results

The net interest margin was 5.33% and 5.66% for the quarter ended March 31, 2008 and 2007, respectively. “Our net interest margin remained stable during the first quarter, compared to the previous quarter, despite the 200 basis point decrease in the Fed Funds rate by the Federal Reserve during the first three months of 2008,” Ward said. “Core deposit growth, generated as a result of our money market deposit promotion in 2007 contributed to keeping our margin above peer levels.” The net interest margin was 5.33% in the first quarter of 2008, the same as in the previous quarter.

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, climbed 28% to $10.6 million from $8.3 million in the first quarter of 2007. Net interest income grew 30% to $9.1 million in the first quarter compared to $7.0 million in the first quarter a year ago. Interest and fees on loans increased 23% for the first quarter compared to the first quarter a year ago while interest expense increased 13% for the first quarter compared to the first quarter a year ago.

“During the first quarter we completed our data processing conversion of the Business First platform and incurred one-time costs associated with the conversion,” said Ward. “Additionally, the increases in salary and employee benefits, coupled with increased occupancy expense, are a direct result of our larger organization due to the acquisition as well as organic growth over the past twelve months.” Heritage Oaks Bank’s total non-interest expense increased 34% to $7.6 million in the first quarter of 2008, from $5.7 million in the first quarter a year ago.

Performance Measures

At March 31, 2008, the acquisition of Business First accounts for the addition of nearly $160 million in assets along with approximately $13.8 million in equity over that which was reported at March 31, 2007. Because of this, return on average assets was 0.91% in the first quarter of 2008 compared to 1.10% in the first quarter of 2007. Return on average equity was 9.55% for the first quarter compared to 12.10% in the first quarter a year ago. The pro forma for the acquisition of Business First forecast the transaction to be accretive to earnings per share by the end of 2008.

HEOP March 31, 2008 results

The efficiency ratio was 72.17% in the first quarter of 2008 compared to 67.26% in the previous quarter and 68.89% in the first quarter a year ago. The efficiency ratio measures operating expenses as a percent of revenues.

Shareholders’ equity increased 39% to $71.0 million at March 31, 2008, compared to $51.2 million a year ago. Book value per share was $9.67 at March 31, 2008, compared to $7.98 per share a year earlier and tangible book value per share was $7.46 at March 31, 2008, compared to $7.06 a year earlier.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus two branch offices in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

HEOP March 31, 2008 results

Heritage Oaks Bancorp
Consolidated Statements of Income
(dollars in thousands except share data)

	For the Three Months Ended			Percentage Change Vs.
	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$12,091	$12,337	$9,816	-2.0%	23.2%
Investment securities	656	609	448	7.7%	46.4%
Federal funds sold and commercial paper	67	208	31	-67.8%	116.1%
Time certificates of deposit	3	1	8	200.0%	-62.5%
Total interest income	12,817	13,155	10,303	-2.6%	24.4%
Interest Expense:
NOW accounts	93	135	28	-31.1%	232.1%
MMDA accounts	1,282	1,582	667	-19.0%	92.2%
Savings accounts	131	169	24	-22.5%	445.8%
Time deposits of $100K or more	680	926	209	-26.6%	225.4%
Other time deposits	900	1,198	1,212	-24.9%	-25.7%
Other borrowed funds	611	364	1,129	67.9%	-45.9%
Total interest expense	3,697	4,374	3,269	-15.5%	13.1%
Net interest income before provision for loan losses	9,120	8,781	7,034	3.9%	29.7%
Provision for loan losses	240	140	140	71.4%	71.4%
Net interest income after provision for loan losses	8,880	8,641	6,894	2.8%	28.8%
Non Interest Income:
Service charges on deposit accounts	772	829	613	-6.9%	25.9%
Other income	667	610	618	9.3%	7.9%
Total non-interest income	1,439	1,439	1,231	0.0%	16.9%
Non-Interest Expense:
Salaries and employee benefits	4,225	3,819	3,250	10.6%	30.0%
Occupancy and equipment	1,139	1,130	715	0.8%	59.3%
Other expenses	2,256	1,925	1,729	17.2%	30.5%
Total non-interest expenses	7,620	6,874	5,694	10.9%	33.8%
Income before provision for income taxes	2,699	3,206	2,431	-15.8%	11.0%
Provision for income taxes	1,024	1,228	921	-16.6%	11.2%
Net Income	$1,675	$1,978	$1,510	-15.3%	10.9%

Average basic shares outstanding	7,328,139	7,316,886	6,384,150
Average diluted shares outstanding	7,477,934	7,511,625	6,605,942
Basic earnings per share	$0.23	$0.27	$0.24
Fully diluted earnings per share	$0.22	$0.26	$0.23

HEOP March 31, 2008 results
Heritage OaksBancorp
Consolidated Balance Sheets
(dollars in thousands except share data)

				Percentage Change Vs.
	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
	(unaudited)	(audited)	(unaudited)
Assets
Cash and due from banks	$22,217	$23,254	$26,501	-4.5%	-16.2%
Federal funds sold	3,670	23,165	8,620	-84.2%	-57.4%
Total cash and cash equivalents	25,887	46,419	35,121	-44.2%	-26.3%

Interest bearing deposits with other banks	330	330	318	0.0%	3.8%
Securities available for sale	54,829	47,556	37,620	15.3%	45.7%
Federal Home Loan Bank Stock, at cost	3,402	3,045	3,085	11.7%	10.3%
Loans held for sale	2,759	902	5,300	205.9%	-47.9%
Loans, net (1)	631,722	605,342	460,303	4.4%	37.2%
Property, premises and equipment	6,228	6,390	14,551	-2.5%	-57.2%
Bank owned life insurance	10,420	9,923	9,528	5.0%	9.4%
Deferred tax assets	5,159	5,290	3,218	-2.5%	60.3%
Goodwill	11,538	10,911	4,864	5.7%	137.2%
Core deposit intangible	4,336	4,551	1,059	-4.7%	309.4%
Other assets	4,596	4,895	3,967	-6.1%	15.9%
Total assets	$761,206	$745,554	$578,934	2.1%	31.5%

Liabilities
Deposits:
Non-interest bearing demand	$155,621	$153,684	$146,406	1.3%	6.3%
Savings, NOW, and money market	302,970	317,911	169,860	-4.7%	78.4%
Time deposits of $100K or more	47,069	75,966	33,269	-38.0%	41.5%
Time deposits under $100K	84,795	97,247	95,476	-12.8%	-11.2%
Total deposits	590,455	644,808	445,011	-8.4%	32.7%
FHLB advances and other borrowings	76,505	8,000	60,000	856.3%	27.5%
Securities sold under agreements to repurchase	2,217	1,936	1,387	14.5%	59.8%
Junior subordinated debentures	13,403	13,403	16,496	0.0%	-18.8%
Other liabilities	7,658	7,957	4,875	-3.8%	57.1%
Total liabilities	690,238	676,104	527,769	2.1%	30.8%
Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding 7,336,219; 7,317,932 and 6,410,829 for March 31, 2008; December 31, 2007 and March 31, 2007 respectively	44,134	43,996	29,802	0.3%	48.1%
Additional paid in capital	785	672	428	16.8%	83.4%
Retained earnings	25,686	24,598	20,809	4.4%	23.4%
Accumulated other comprehensive income	363	184	126	97.3%	188.1%
Total stockholders' equity	70,968	69,450	51,165	2.2%	38.7%
Total liabilities and stockholders' equity	$761,206	$745,554	$578,934	2.1%	31.5%

(1)	Loans are net of deferred loan fees of $1,833; $1,732; $1,598 and allowance for loan losses of $6,305; $6,143; $4,312 for March 31, 2008, December 31, 2007, and March 31, 2007 respectively.

HEOP March 31, 2008 results

Additional Financial Information
(dollars in thousands)
	For the Quarters Ended			Percentage Change Vs.
LOANS (including loans held for sale)	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
Commercial, financial and agricultural	$146,481	$146,080	$91,476	0.3%	60.1%
Real estate - construction/land	143,271	118,200	106,542	21.2%	34.5%
Real estate - other	324,050	322,928	252,080	0.3%	28.6%
Home equity lines of credit	17,200	17,470	9,617	-1.5%	78.8%
Installment loans to individuals	7,733	7,977	5,705	-3.1%	35.5%
All other loans (including overdrafts)	1,125	562	793	100.2%	41.8%
Total loans	$639,860	$613,217	$466,213	4.3%	37.2%
Loans held for sale	$2,759	$902	$5,300	205.9%	-47.9%

	Quarter Ended	Year Ended	Quarter Ended	Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
Balance, beginning of period	$6,143	$4,720	$4,081	30.1%	50.5%
Provision expense	240	140	140	71.4%	71.4%
Credit losses charged against allowance	(78)	(213)	(1)	-	-
Recoveries of loans previously charged off	-	115	92	-100.0%	-100.0%
Credit from purchase of Business First Bank	-	1,381		-100.0%	-
Balance, end of period	$6,305	$6,143	$4,312	2.6%	46.2%

Net ( charge-offs ) / recoveries	$(78)	$(98)	$91	-	-185.4%
Net charge-offs / average loans outstanding	0.01%	0.02%	0.02%	-25.3%	-37.0%
Allowance for loan losses / total loans outstanding	0.99%	1.00%	0.92%	-1.4%	6.8%

	For the Quarters Ended			Percentage Change Vs.
NON-PERFORMING ASSETS	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
Loans on non-accrual status	$1,544	$338	$143	356.8%	979.7%
Loans more than 90 days delinquent, still accruing	-	-	2	-	-100.0%
Total non-performing loans	1,544	338	145	356.8%	964.8%
Other real estate owned (OREO) / repossessed assets	-	-	-	-	-
Total non-performing assets	$1,544	$338	$145	356.8%	964.8%

Total non-performing assets to total assets	0.20%	0.05%	0.03%	347.4%	709.9%

	For the Quarters Ended			Percentage Change Vs.
DEPOSITS	3/31/2008	12/31/2007	3/31/2007	12/31/2007	3/31/2007
Non-interest bearing demand	$155,621	$153,684	$146,406	1.3%	6.3%
Interest-bearing demand	79,248	69,558	51,304	13.9%	54.5%
Regular savings accounts	23,840	41,599	23,829	-42.7%	0.0%
Money market accounts	199,882	206,754	94,727	-3.3%	111.0%
Total interest-bearing transaction and savings accounts	302,970	317,911	169,860	-4.7%	78.4%
Time deposits	131,864	173,213	128,745	-23.9%	2.4%
Total deposits	$590,455	$644,808	$445,011	-8.4%	32.7%

HEOP March 31, 2008 results
	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2008	12/31/2007	3/31/2007
Operating efficiency	72.17%	67.26%	68.89%
Return on average equity	9.55%	11.65%	12.10%
Return on average tangible equity	12.32%	14.51%	13.71%
Return on average assets	0.91%	1.11%	1.10%
Other operating income to average assets	0.78%	0.80%	0.89%
Other operating expense to average assets	4.12%	3.84%	4.14%
Net interest income to average assets	4.93%	4.91%	5.11%
Non-interest income to total net revenue	13.63%	14.08%	14.89%

ASSET QUALITY AND CAPITAL RATIOS
Non-performing loans to total gross loans	0.24%	0.06%	0.03%
Non-performing loans as a % of ALLL	24.49%	5.50%	3.36%
Non-performing loans to primary capital	2.18%	0.49%	0.28%
Leverage ratio	9.30%	9.60%	10.87%
Tier I Risk-Based Capital Ratio	9.82%	10.08%	11.42%
Total Risk-Based Capital Ratio	10.76%	11.04%	12.28%

AVERAGE BALANCES AND RATES	For the Three Months Ended
(dollars in thousands)	3/31/2008	12/31/2007	3/31/2007
Average investments	$55,596	$50,525	$41,186
Average federal funds sold	8,013	18,137	2,411
Average loans	623,981	585,484	460,825
Average earning assets	687,590	654,146	504,422
Average non-earning assets	62,769	61,090	57,629
Average for loan losses	(6,204)	(5,932)	(4,180)
Average assets	$744,155	$709,304	$557,871

Average non-interest bearing demand deposits	$144,108	$151,483	$141,073
Average interest bearing deposits	457,943	458,143	284,718
Average other borrowings	63,287	23,634	76,865
Average non-interest bearing liabilities	8,247	8,701	4,612
Average liabilities	673,585	641,961	507,268
Average equity	70,570	67,343	50,603
Average liabilties and equity	$744,155	$709,304	$557,871

Interest rate yield on loans	7.79%	8.36%	8.64%
Interest rate yield on investments	4.77%	4.79%	4.49%
Interest rate yield on federal funds sold	3.36%	4.55%	5.21%
Interest rate yield on interest earnings assets	7.50%	7.98%	8.28%
Interest rate expense on deposits	2.06%	2.61%	2.04%
Interest rate expense on other borrowings	3.88%	6.11%	5.96%
Interst rate expense on interest bearing liabilities	2.85%	3.60%	3.67%
Average equity to average assets	9.48%	9.49%	9.07%
Net interest margin	5.33%	5.33%	5.66%

NOTE: Transmitted on Prime Newswire on April 24, 2008 at 5:00a.m. PDT